                                                                      EXHIBIT 12



                        Coeur d'Alene Mines Corporation
                                 Calculation of
                       Ratio of Earnings to Fixed Charges


                                                         Year Ended December 31,                      Quarter Ended March 31,
                             ---------------------------------------------------------------------   -------------------------
Fixed Charges                     1997           1998          1999          2000          2001          2001          2002
-------------                ------------   ------------   -----------   -----------   -----------   -----------   -----------
Interest expense               10,437,518     12,789,085    15,421,462    15,910,823    14,438,643     3,495,431     4,043,944

Capitalized interest            5,720,290      6,608,711     1,281,342             0             0             0             0

Amortization of public
  offering costs                  785,820      1,324,335     1,154,902     1,099,928     1,156,666       249,286       387,707

Amortization of capital
  lease costs                   1,608,614      1,288,382        89,981        82,452        79,563        14,862         3,698

Marcs Dividend                 10,532,000     10,532,000    10,532,000     2,180,000             0             0             0

Portion of rent expense
  representative of
  interest                        368,409        385,631       354,156       388,144       279,958        70,987        75,480
                             ------------   ------------   -----------   -----------   -----------   -----------   -----------

     TOTAL FIXED CHARGES       29,452,651     32,928,144    28,833,842    19,661,347    15,954,831     3,830,566     4,510,828
                             ============   ============   ===========   ===========   ===========   ===========   ===========

Earnings
--------
Net income (loss) from
     continuing operations
     before income taxes      (14,325,000)  (245,493,000)  (31,981,000)  (63,601,000)  (51,290,000)  (11,248,000)  (11,895,805)

Fixed charges per above        29,452,651     32,928,144    28,833,842    19,661,347    15,954,831     3,830,566     4,510,828

Less interest capitalized      (5,720,290)    (6,608,711)   (1,281,342)            0             0             0             0

Current period amortization
  of capitalized interest       1,970,946     12,992,346             0             0             0
                             ------------   ------------   -----------   -----------   -----------   -----------   -----------
                               11,378,307   (206,181,222)   (4,428,500)  (43,939,653)  (35,335,169)   (7,417,434)   (7,384,977)
                             ------------   ------------   -----------   -----------   -----------   -----------   -----------

Earnings insufficient to
  cover fixed charges         (18,074,344)  (239,109,365)  (33,262,342)  (63,601,000)  (51,290,000)  (11,248,000)  (11,895,805)
                             ============   ============   ===========   ===========   ===========   ===========   ===========

Ratio of earnings to fixed
  charges                            0.39          (6.26)        (0.15)        (2.23)        (2.21)        (1.94)        (1.64)
                             ============   ============   ===========   ===========   ===========   ===========   ===========

* Coverage ratio of less than 1.0

                                     Page 1